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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Thomas Industries
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                            THOMAS INDUSTRIES INC.
                             4360 Brownsboro Road
                                   Suite 300
                          Louisville, Kentucky 40207
                                (502) 893-4600

                   Notice of Annual Meeting of Shareholders

                                April 20, 2000

TO THE SHAREHOLDERS:

   The Annual Meeting of Shareholders of Thomas Industries Inc., a Delaware corporation, will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, April 20, 2000, at 10:00 A.M. Eastern Daylight Time, for the following purposes:

   1. To elect three Class II directors.

   2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on March 3, 2000, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          Phillip J. Stuecker
                                          Vice President of Finance, Chief
                                           Financial Officer, and Secretary


March 14, 2000

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                            THOMAS INDUSTRIES INC.
                             4360 Brownsboro Road
                                   Suite 300
                          Louisville, Kentucky 40207

                               ----------------

                                Proxy Statement

           Annual Meeting of Shareholders to be Held April 20, 2000

                               ----------------

To the Shareholders of
 THOMAS INDUSTRIES INC.:

   This Proxy Statement is being mailed to shareholders on or about March 14, 2000, and is furnished in connection with the solicitation by the Board of Directors of Thomas Industries Inc., a Delaware corporation (the "Corporation"), of proxies for the Annual Meeting of Shareholders to be held on April 20, 2000, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Corporation.

   A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors and any other proposal submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will not affect the determination of the outcome of the vote on any proposal to be decided at the meeting.

   Expenses incurred in the solicitation of proxies will be borne by the Corporation. Officers of the Corporation may make additional solicitations in person or by telephone. In addition, the Corporation has retained Corporate Investor Communications, Inc., to assist in the solicitation of proxies for a fee of $4,500, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the solicitation.

   The Annual Report to Shareholders for fiscal year 1999 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Corporation.

   As of March 3, 2000, the Corporation had outstanding 15,571,913 shares of Common Stock; and such shares are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                       SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

   Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of March 3, 2000, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 [the "Exchange Act"]) known by the Corporation to own beneficially more than 5 percent of its outstanding Common Stock, (ii) directors and nominees, (iii) the executive officers named in the Summary Compensation Table who are not directors, and (iv) all executive officers, directors, and nominees as a group.

   Under Rule 13(d)(3) of the Exchange Act, persons who have the power to vote or dispose of Common Stock of the Corporation, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock of the Corporation listed in the table, after elimination of such duplication, is 6,298,499, (40.4 percent of the outstanding Common Stock).

                                               Number of Shares and
                                                    Nature of           Percent
       Name                                    Beneficial Ownership     of Class
       ----                                    --------------------     --------
   (i) Southeastern Asset Management, Inc...        2,250,450(1)         14.45%
       6410 Poplar Avenue, Suite 900
       Memphis, TN 38119

       Gabelli Group........................        2,120,424(2)         13.62
       One Corporate Center
       Rye, NY 10580

       Neuberger Berman, LLC................          976,475(3)          6.27
       605 Third Avenue
       New York, NY 10158

  (ii) Timothy C. Brown.....................          226,700(4)(6)       1.46
       Wallace H. Dunbar....................          340,360(5)(7)(8)    2.19
       H. Joseph Ferguson...................          105,680(5)(8)          *
       Gene P. Gardner......................           41,436(5)             *
       Lawrence E. Gloyd....................           24,156(5)             *
       William M. Jordan....................          101,189(5)(8)          *
       Franklin J. Lunding, Jr..............          104,714(5)(8)          *
       Anthony A. Massaro...................            7,696(5)             *

 (iii) Phillip J. Stuecker..................           99,217(6)             *
       Bernard R. Berntson..................           51,872(6)             *
       Clifford C. Moulton..................           68,420(6)             *

  (iv) All Executive Officers, Directors,             951,150(5)(6)(9)    6.11
        and Nominees as a Group (12 people).

--------
 *  Less than 1.0%

(1) Based on a Schedule 13G filed by Southeastern Asset Management, Inc., with the Securities and Exchange Commission in February 2000. Longleaf Partners Small Cap Fund beneficially owns 1,692,850 shares, representing 10.87% of the outstanding Common Stock. Southeastern Asset Management, Inc., has sole voting power with respect to 187,000 shares. O. Mason Hawkins is included as a reporting person in this group.
(2) Based on an amendment to Schedule 13D filed by certain reporting persons (the "Gabelli Group") with the Securities and Exchange Commission in July 1999. One of the members of the Gabelli Group, GAMCO Investors, Inc., beneficially owns 1,687,424 shares, representing 10.84% of the outstanding Common Stock. GAMCO Investors, Inc. has sole voting power with respect to 1,659,924 of such shares. The other reporting persons included in this group are Gabelli Funds, LLC, Gemini Capital Management Limited,
    Marc J. Gabelli, and Mario J. Gabelli.
(3) Based on an amended Schedule 13G filed by Neuberger Berman, LLC ("Neuberger Berman"), with the Securities and Exchange Commission in February 2000. Neuberger Berman beneficially owns 976,475 shares, representing 6.27% of the outstanding Common Stock, of which Neuberger Berman has sole voting power with respect to 637,025 of such shares. Does not include an aggregate of 28,950 shares that are owned by principals of Neuberger Berman. Neuberger Berman disclaims beneficial ownership of the 28,950 shares.
(4) Excludes 347 shares owned separately by Mr. Brown's spouse. Mr. Brown disclaims that he is the beneficial owner of any shares of which except for Rule 13d-3 he would not be deemed the beneficial owner.
(5) Includes shares that may be acquired pursuant to options exercisable within sixty days under the Thomas Industries Inc. Nonemployee Director Stock Option Plan as follows: Messrs. Ferguson, Gardner, Gloyd, and Lunding, 18,000 shares each; Mr. Jordan, 12,000 shares; Mr. Dunbar, 9,000 shares; and Mr. Massaro, 6,000 shares.
(6) Includes shares that may be acquired pursuant to stock options exercisable within sixty days as follows: Mr. Brown, 179,625 shares; Mr. Stuecker, 69,000 shares; Mr. Berntson, 48,625 shares; Mr. Moulton, 53,500 shares; and all executive officers as a group, 367,250 shares.
(7) Includes 3,048 shares owned by the Dunbar Foundation, for which Mr. Dunbar serves as President. Mr. Dunbar disclaims beneficial ownership of such shares.
(8) Includes 82,430 shares held by the Thomas Industries Master Trust, as amended, of which Messrs. Ferguson, Jordan, Lunding, and Dunbar comprise the Investment Committee. The Investment Committee has the power to vote and direct disposition of such shares, except for certain restrictions placed upon the Investment Committee by the Trustee in the event of a tender offer for the shares of the Corporation. Messrs. Ferguson, Jordan, Lunding, and Dunbar disclaim beneficial ownership of such shares.
(9) The total number of shares of Common Stock of the Corporation reported for executive officers, directors, and nominees as a group is shown after eliminating duplication within the table.

                             ELECTION OF DIRECTORS

   The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors of the Corporation shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term. At the Annual Meeting of Shareholders, three Class II directors are to be elected to serve until 2003, and five directors will continue to serve in accordance with their prior election or appointment.

   It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, all of whom are members of the present Board of Directors. It is expected that the nominees will serve; but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

   The Board of Directors recommends a vote FOR each of the Class II nominees.

Nominees and Continuing Directors

   The following table sets forth certain information with respect to the nominees and the continuing directors:

Name, Age and Year
First Elected Director            Principal Occupation and Other Information
----------------------            ------------------------------------------

          Class II Nominees for Election with Terms Expiring in 2003

Timothy C. Brown............. President and Chief Executive Officer of the
Age 49 1989                   Corporation since February 1992 and Chairman of
                              the Board since April 1995. Director of National
                              City Bank, Kentucky.

Wallace H. Dunbar............ Chairman of the Board of Americo Group (vinyl and
Age 68 1991                   fabric lamination) for more than five years. Mr.
                              Dunbar previously served as a director of the
                              Corporation from 1968 to 1979.

Franklin J. Lunding, Jr...... Attorney in private practice for more than five
Age 61 1972                   years. Retired Chairman of the Board, President,
                              and Chief Executive Officer of BioCatalyst
                              Resources, Inc., and its wholly owned subsidiary,
                              The Prozyme Co., Inc. (manufacturer and
                              distributor of enzyme-based food supplements).

                Class III Directors with Terms Expiring in 2001

H. Joseph Ferguson........... Founded Ferguson, Wellman, Rudd, Purdy & Van
Age 66 1989                   Winkle Inc. ("FWRPV") in 1975 (registered
                              investment advisers). Retired as a director of
                              FWRPV on December 31, 1997, and was President of
                              FWRPV until 1993.

Anthony A. Massaro........... President and Chief Executive Officer of The
Age 55 1997                   Lincoln Electric Company (manufacturer of arc
                              welding products) ("Lincoln") since 1996 and
                              Chairman of the Board since 1997. Chief Operating
                              Officer of Lincoln during 1996. President of
                              Lincoln (International) from 1995 to 1996, and
                              President of Lincoln (Europe) from 1993 to 1995.
                              Director of Commercial Metals, Inc., and Cleveland
                              Cliffs, Inc.

Name, Age and Year
First Elected Director            Principal Occupation and Other Information
----------------------            ------------------------------------------

                 Class I Directors with Terms Expiring in 2002

Gene P. Gardner.............. Retired Chairman of the Board and Chief Executive
Age 70 1986                   Officer of Beaver Dam Coal Company (coal
                              properties). Director of Beaver Dam Coal Company
                              since 1983. Director of Commonwealth Financial
                              Corporation and Commonwealth Bank and Trust
                              Company.

Lawrence E. Gloyd............ Chairman of the Board and Chief Executive Officer
Age 67 1987                   of CLARCOR Inc. (manufacturer of filtration and
                              packaging products) since 1990. President and
                              Chief Executive Officer of CLARCOR Inc. (March
                              1988 to 1995). Director of AMCORE Financial, Inc.,
                              and Woodward Governor Co.

William M. Jordan............ Retired President and Chief Operating Officer of
Age 56 1995                   Flowserve Corp. (manufacturer of pumps and related
                              products). President and Chief Operating Officer
                              of Flowserve Corp. from May 1997 to October 1999,
                              and prior thereto Chairman, President and Chief
                              Executive Officer of The Duriron Company, Inc.
                              Prior to 1993, held various positions with The
                              Duriron Company including President and Chief
                              Operating Officer (1991-1993), and has been a
                              director since 1991. Director of NIBCO.

                            EXECUTIVE COMPENSATION

   The following table presents summary information concerning compensation awarded, or paid to, or earned by, the Chief Executive Officer and each of the other three most highly compensated executive officers at December 31, 1999, during each of the last three fiscal years for services rendered to the Corporation and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                  Long Term
                                   Annual Compensation         Compensation(3)
                              ------------------------------ --------------------
                                                               Awards    Payouts
                                                             ---------- ---------
                                                             Securities Long-Term
                                                Other Annual Underlying Incentive  All Other
Name and                       Salary   Bonus   Compensation  Options     Plan    Compensation
Principal Position       Year   ($)     ($)(1)     ($)(2)      (#)(4)    ($)(5)      ($)(6)
------------------       ---- -------- -------- ------------ ---------- --------- ------------
Timothy C. Brown........ 1999 $390,000 $152,003       --       46,000   $138,014    $62,938
 President, Chief        1998  375,000  150,022       --       52,500        --      96,634
 Executive Officer and   1997  360,000  374,869       --       52,500        --      76,666
 Chairman of the Board
Phillip J. Stuecker..... 1999 $200,000 $ 50,026       --       12,000   $ 36,215    $27,402
 Vice President of       1998  200,000   63,701       --       13,500        --      39,638
 Finance, Chief          1997  192,500  140,316    $4,755      13,500        --      33,753
 Financial Officer, and
 Secretary
Bernard R. Berntson..... 1999 $193,500 $ 64,986       --       12,000   $ 18,108    $22,551
 Vice President,         1998  183,500   24,792       --       10,100        --      27,896
 General Manager, North  1997  177,000   57,654       --       10,000        --      28,903
 American Compressor &
 Vacuum Pump Group
Clifford C. Moulton(7).. 1999 $165,000 $ 38,706       --        7,000   $ 36,215    $26,134
 Vice President,         1998  204,900   60,159       --        7,300        --      40,569
 Business Development    1997  198,000  144,325       --       10,000        --      34,324

--------
(1) Represents bonuses paid under the Key Employee Bonus Plan described in the Compensation Committee Report on Executive Compensation.
(2) Mr. Stuecker received a tax offset bonus upon exercise of stock options in 1997. The named executive officers received certain perquisites in 1997, 1998, and 1999, the amount of which did not exceed the lesser of $50,000, or 10 percent, of any such officer's salary and bonus.
(3) No restricted stock was granted to any of the named executive officers in 1997, 1998, or 1999; and no shares of restricted stock were held by any of the named executive officers as of the end of 1999.
(4) Represents stock options awarded under the Corporation's incentive stock plans.
(5) Represents December 31, 1999, market value of shares earned under Long-Term Incentive Plan awards for the three-year period ended December 31, 1999.
(6) All Other Compensation represents amounts contributed or accrued for Messrs. Brown, Stuecker, Berntson, and Moulton, under the Corporation's Profit Sharing Plan and Supplemental Profit Sharing Plan of $58,138, $22,602, $17,751, and $21,334, respectively, and a 401(k) matching contribution of $4,800 for each of them.
(7) Pursuant to the termination of the Thomas Industries Pension Floor Plan, Mr. Moulton received a lump sum distribution in the amount of $5,397 in 1999.

   The following tables present certain additional information concerning stock options granted to the named executive officers during 1999 and the value of options held by such officers at fiscal year end.

                       OPTION GRANTS IN LAST FISCAL YEAR

                            Individual Grants
--------------------------------------------------------------------------
                                                                                Potential
                                                                           Realizable Value at
                                                                             Assumed Annual
                           Number of    % of Total                           Rates of Stock
                          Securities     Options                           Price Appreciation
                          Underlying    Granted to  Exercise or            for Option Term(3)
                            Options    Employees in Base Price  Expiration -------------------
Name                     Granted(#)(1) Fiscal Year   ($/Sh)(2)     Date       5%       10%
----                     ------------- ------------ ----------- ---------- -------- ----------
Timothy C. Brown........    46,000         24.7%    $18.0625/sh  12/12/09  $523,451 $1,321,091
Phillip J. Stuecker.....    12,000          6.4      18.0625/sh  12/12/09   136,553    344,633
Bernard R. Berntson.....    12,000          6.4      18.0625/sh  12/12/09   136,553    344,633
Clifford C. Moulton.....     7,000          3.8      18.0625/sh  12/12/09    79,656    201,036

--------
(1) All options were granted on Sunday, December 12, 1999, one-fourth of each option becoming exercisable each year beginning December 12, 2001. All options permit the optionee to pay for exercise with Common Stock owned for at least six months and to use share withholding to pay taxes.
(2) The exercise price for all options granted is equal to the closing market price of the Corporation's Common Stock on Friday, December 10, 1999.
(3) The amounts shown under these columns are the result of calculations at 5 percent and 10 percent annual rates over the ten-year term of the options as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Corporation's Common Stock. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

   The following table sets forth information with respect to the named executive officers concerning exercise of options during the last fiscal year and unexercised options held as of the end of this fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         Number of Securities      Value of Unexercised
                                                        Underlying Unexercised     In-the-Money Options
                             Shares                       Options at FY-End#          at FY-End($)(2)
                            Acquired        Value      ------------------------- -------------------------
Name                     on Exercise(#) Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
----                     -------------- -------------- ----------- ------------- ----------- -------------
Timothy C. Brown........      9,000        $59,037       179,625      175,375    $1,687,531    $442,531
Phillip J. Stuecker.....     15,000         98,433        69,000       46,125       711,898     119,219
Bernard R. Berntson.....        --             --         48,625       35,225       528,086      82,555
Clifford C. Moulton.....        --             --         53,500       32,300       514,250      95,719

--------
(1) Represents the difference between the closing price of the Corporation's Common Stock on the date of exercise and the exercise price of the option.
(2) Based on the market value of the Corporation's Common Stock on December 31, 1999.

   The following table presents information concerning performance share awards granted to the named executive officers during 1999 under the Corporation's 1995 Incentive Stock Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                              Estimated Future
                                                             Payouts under Non-
                                                Performance  Stock Price-Based
                                     Number of    Period           Plans
                                    Performance    until    --------------------
Name                                 Shares(#)  Maturation  Target(#) Maximum(#)
----                                ----------- ----------- --------- ----------
Timothy C. Brown...................    6,500     12/31/02     6,500     9,750
Phillip J. Stuecker................    1,700     12/31/02     1,700     2,550
Bernard R. Berntson................      850     12/31/02       850     1,275
Clifford C. Moulton................      850     12/31/02       850     1,275

   Up to 150 percent of the target shares may be earned, depending on the total shareholder return of the Corporation during the three-year period commencing January 1, 2000, and ending December 31, 2002, as compared with the total shareholder return for the Standard & Poor's Small Cap 600 Index. During the performance period, dividend equivalents will be credited based on actual shares earned. The performance share awards provide for pro rata vesting in the event of death, disability, or retirement, and adjust for stock dividends or splits. In the event of a change in control, the performance goals established thereunder shall be deemed satisfied and 100 percent of the target shares will be delivered. In the event of a merger, consolidation, or combination of the Corporation with or into another corporation, the target shares shall be converted into the acquisition consideration. Recipients of the performance share awards may elect to defer receipt of any shares earned during the performance period in accordance with the terms of the performance share awards.

Other Compensation Arrangements

   The Corporation entered into agreements ("Change of Control Agreements") with Messrs. Brown and Stuecker effective October 1, 1988, and with Mr. Moulton effective March 1, 1993. The Change of Control Agreements provide for continued employment of the respective officer by the Corporation for a period of two years following a "change of control" (as defined) on an equivalent basis to employment immediately before the change of control. If the employee is terminated other than for "cause" (as defined) or if the employee terminates his employment for "good reason" (as defined) after a change of control of the Corporation, each agreement provides for (a) payment of the employee's "highest base salary" (as defined) and prorated annual bonus through the date of termination, (b) payment of the present value of the employee's highest base salary (plus an annual bonus) for a period of three years, (c) payment of any compensation previously deferred, (d) payment of the present value of three annual payments, each equal to the "average annual contribution" (as defined) by the Corporation for the benefit of the employee to all the Corporation's retirement plans, and (e) the continuation of benefits to the employee and/or the employee's family provided in connection with the Corporation's medical and life insurance policies for a period of three years. If it is determined that any payment made pursuant to these agreements would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the respective employee would be entitled to receive additional payments so that the employee would be in the same after-tax position as if no excise tax were imposed. The Change of Control Agreements also provide that an employee will be reimbursed for any legal expenses incurred in litigating his rights under the agreement. Subject to earlier termination as a result of death, disability, retirement, or termination of employment (unrelated to a change of control), these agreements have three-year terms, automatically extending for an additional one-year term from October 1 of each year unless the Corporation terminates the extension upon sixty days' prior notice.

   In conjunction with the Change of Control Agreements, the Corporation entered into an agreement with National City Trust Company establishing a trust to provide in whole, or in part, for the payment of the benefits payable under the Change of Control Agreements. The Corporation, at the direction of the Board of Directors, may contribute to the trust such sums of money or other property as it from time to time deems appropriate to meet its obligations under the Change of Control Agreements.

   In addition, options for a total of 791,738 shares of Common Stock granted under the Corporation's incentive stock plans and presently outstanding (but not currently exercisable) will become immediately exercisable in the event of a change of control of the Corporation.

   The Board of Directors adopted a Severance Pay Policy, effective October 1, 1988, for all full-time officers of the Corporation. If an officer is involuntarily terminated by the Corporation (other than for misconduct), upon the execution by such officer of a waiver and release of all claims against the Corporation, he or she will receive severance pay equal to one-half month's compensation (at the pay rate in effect at the date of the termination) for each year of continuous full-time employment with the Corporation. Severance pay under the Policy is subject to a minimum payment equal to one month's compensation and a maximum payment equal to one year's compensation and will be payable in installments. Any installments outstanding at the time the subject individual begins new employment or self-employment will be waived automatically under the terms of the Policy. In addition, an officer shall be entitled to a "non-compete lump sum" equal to the severance pay described above if the terminated officer executes a one-year Non-Compete Agreement. This non-compete lump sum is payable one year after the date of involuntary termination provided the terminated officer remains in compliance with the Non-Compete Agreement.

   An officer who, within the scope of this Severance Pay Policy, voluntarily terminates employment with the Corporation shall be entitled to a maximum of one month's severance pay. If the Corporation, a division, or subsidiary of the Corporation is sold by the Corporation, no officer shall be deemed terminated because of such sale; and there shall be no entitlement to severance pay pursuant to this Severance Pay Policy.

   Effective in 1997, the Corporation entered into an employment agreement with Mr. Brown by which he will be employed as President and Chief Executive Officer of the Corporation for a continuing three-year period which requires three years' notice of termination. This agreement provides for a base salary of $390,000 in 1999 and a minimum base salary of $390,000 for the years 2000 and thereafter. It also makes Mr. Brown eligible for (i) annual target bonuses of not less than sixty percent (60%) of his salary, and (ii) participation in the Corporation's 1995 Incentive Stock Plan and awards of stock options and performance shares as determined from time to time by the Compensation Committee. The agreement may be terminated by the Corporation at any time for cause as defined in the Change of Control Agreements referred to above. If Mr. Brown's employment is terminated by the Corporation without cause, the Corporation will be obligated to (i) pay Mr. Brown his base salary for a 36-month period from the date of termination, (ii) provide Mr. Brown with health and life insurance coverage to which he would otherwise have been entitled, and (iii) pay Mr. Brown a lump sum distribution equal to the present value of three annual contributions to the Corporation's retirement plan. In the event of a change of control, the provisions of the Change of Control Agreements referred to above supersede the provisions of the employment agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 1999:

Executive Officer Compensation Policies and 1999 Results

   The Compensation Committee of the Board of Directors administers the Corporation's executive officer compensation program, consisting of base salary, annual bonus opportunities, and stock option grants. Base salary levels reflect individual officer responsibilities and performance over time; adjustments to base salary reflect both individual performance and the Compensation Committee's judgment of Corporation and business unit financial performance. The Corporation's Key Employee Bonus Plan directly links potential annual incentive payments to the accomplishment of predetermined financial and functional goals. A portion of each executive officer's potential bonus is tied to the Corporation's overall financial performance. Awards under the Corporation's 1995 Incentive Stock Option Plan directly link potential participant rewards to increases in shareholder value. As a result of the Corporation's practice in implementing these plans, more than 45 percent of senior executive officers' potential compensation is directly related to financial performance and increases in shareholder value.

   With respect to 1999, the Committee approved executive officer salaries based on individual performance and the results of an executive compensation survey conducted on behalf of the Committee by an independent executive compensation consulting firm (the "Survey"). Using the Survey as a guide, the Committee believes executive officer base salaries for 1999 are at the median competitive base salary levels of comparatively sized companies.

   For the 1999 Key Employee Bonus Plan, the Committee approved goals based on corporate pre-tax earnings, business unit operating income, return on net assets, and individual participant performance. As a result of the achievement of such goals in 1999, bonuses were awarded to executive officers. See the Summary Compensation Table on page 6.

   Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned by certain executives to be deductible. Because the total compensation for any executive officer is below the $1 million threshold, the Compensation Committee has not had to address the issues relative thereto, except for the performance share award program which has been approved by shareholders.

   Effective in 1997, the Corporation adopted the performance share award program to provide incentives and a more competitive compensation package for its executive officers. The performance share awards are based on the achievement of certain long-term performance goals of the Corporation related to total shareholder return. For 1997, 1998, 1999, and 2000, the Compensation Committee established targets and goals based on total shareholder return as compared to the Standard & Poor's Small Cap 600 Index and granted performance share awards to the named executive officers based on these goals. For more information on this subject see "Long-Term Incentive Plan Awards in Last Fiscal Year."

   In 1999, the Compensation Committee approved stock ownership guidelines of four times base pay for the Chief Executive Officer, two times base pay for Vice Presidents, and one and one-half times base pay for other officers. The targeted stock ownership should be achieved within four years. Deferred shares will be included in the ownership calculation, but outstanding stock options will not be included.

Chief Executive Officer Compensation

   For 1999, Mr. Brown's potential bonus award was based on the Corporation meeting certain financial objectives, including targets related to company-wide earnings and return on assets as well as operating income and return on assets of the Compressors & Vacuum Pumps business and certain functional objectives. Since such goals were achieved, a bonus was paid for 1999 performance under the bonus program established in February 1999 by the Committee. See the Summary Compensation Table on page 6.

   In 1999, the Committee granted Mr. Brown stock options as part of his overall compensation. The Committee believes that Mr. Brown's stock option grant helps to align his compensation directly with shareholder value. The potential value of this grant is based solely on increases in the fair market value of the Corporation's stock during the term of the option.

   The Compensation Committee granted Mr. Brown a performance share award based on total shareholder return for the reasons discussed above. The combination of stock options and performance share awards granted to Mr. Brown is intended to bring his overall compensation within a competitive range for chief executive officers of companies comparable to the Corporation. For more information concerning the performance share awards, see "Long-Term Incentive Plan Awards in Last Fiscal Year."

   In addition, the Compensation Committee recommended to the full Board of Directors that the Corporation enter into an employment agreement with Mr. Brown, effective in 1997, that extends itself three years automatically each day until such time as the Board of Directors decides that the contract will not be extended. For further information on the employment agreement, see the last paragraph under the caption "Other Compensation Arrangements."

                               ----------------

                            Compensation Committee

                                Gene P. Gardner
                               Lawrence E. Gloyd
                               William M. Jordan
                              Anthony A. Massaro

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   During 1999, no executive officer of the Corporation served on the board of directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Corporation during 1999, and no member of the Compensation Committee was formerly an officer of the Corporation.

                               PERFORMANCE GRAPH

   As a result of the Lighting Joint Venture formed by the Corporation and The Genlyte Group Incorporated ("Genlyte"), effective August 30, 1998, Thomas Industries was transferred by Value Line from the Value Line Building Materials Group to the Value Line Machinery Group. Due to this change, the Corporation will use the Value Line Machinery index as the industry group to which it is compared. Accordingly, the Value Line Building Materials Index will be eliminated from future Proxy Statements.

   The following graph sets forth a comparison of the Corporation's cumulative total shareholder return, assuming reinvestment of dividends, for the last five years with the cumulative total return for the same period measured by the Standard & Poor's Small Cap 600 Index, the Value Line Building Materials Index, and the Value Line Machinery Index.

                              [PERFORMANCE GRAPH]

                                   1994  1995    1996    1997    1998    1999
                                   ---- ------- ------- ------- ------- -------
Thomas Industries Inc............. $100 $167.24 $151.50 $218.09 $219.84 $232.76
Standard & Poor's Small Cap 600
 Index............................  100  129.96  157.01  196.89  193.96  213.27
Value Line Building Materials
 Index............................  100  130.61  151.98  183.31  193.18  208.21
Value Line Machinery Index........  100  141.70  180.24  276.01  235.78  321.13

   Based on $100 invested on December 31, 1994, in the Corporation's Common Stock, the Standard & Poor's Small Cap 600 Index, the Value Line Building Materials Index, and the Value Line Machinery Index.

                              BOARD OF DIRECTORS

   The Board of Directors held five meetings during 1999. All directors attended at least 75 percent of the aggregate number of such meetings and of meetings of Board committees on which they served in 1999.

   The Board of Directors has an Audit Committee which met three times during 1999. The Audit Committee is currently composed of Wallace H. Dunbar, Gene P. Gardner, Franklin J. Lunding, Jr., and Anthony A. Massaro. The functions of the Audit Committee consist of reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the professional services provided by the independent auditors and the fees charged therefor, selecting the Corporation's independent auditors for each year, subject to the approval of the Board of Directors, and reviewing the adequacy of the Corporation's system of internal accounting controls.

   The Board of Directors has a Compensation Committee which met three times during 1999. The Compensation Committee is currently composed of Gene P. Gardner, Lawrence E. Gloyd, William M. Jordan, and Anthony A. Massaro. The functions of the Compensation Committee consist of establishing the remuneration for the Chief Executive Officer, consulting with the Chief Executive Officer with respect to the compensation of other executives of the Corporation, and administering and determining awards under the Corporation's stock incentive plans and certain other employee benefit plans.

   The Nominating and Search Committee met once during 1999. The Nominating and Search Committee is currently composed of Timothy C. Brown, H. Joseph Ferguson, Gene P. Gardner, and Lawrence E. Gloyd. The functions of the Nominating and Search Committee consist of reviewing the recruitment of senior management, monitoring senior management and director succession plans, and reviewing new director nominees. The Nominating and Search Committee will consider director nominees recommended by shareholders if such recommendations are submitted in writing to the Committee.

   Directors who are committee chairmen (except for directors who are employees of the Corporation) currently receive a fee of $19,200 per year, and all other directors (except for directors who are employees of the Corporation) receive a fee of $16,800 per year. In addition, all directors (except for directors who are employees of the Corporation and the Chairman of the Board) receive $1,000 for attendance at each Board of Directors meeting, committee meeting, special management meeting, if any, and annual meeting of shareholders, plus expenses for attendance. In addition, pursuant to the Corporation's Nonemployee Director Stock Option Plan each non-employee director receives, on the date of each annual meeting, a non-qualified stock option to purchase 3,000 shares of Common Stock. Effective in 1997, the Nonemployee Director Stock Option Plan permits directors to elect to receive their annual retainer and meeting fees in shares of Common Stock.

   Any director elected prior to 1995 terminating his membership on the Board of Directors after at least one year of service thereon is eligible to receive an annual retainer fee, plus certain benefits as are available to active directors, for three years following termination of Board membership. Any new director elected to the Board after 1994 is entitled to receive a benefit equal to one year's retainer fee for each three years served on the Board of Directors, up to a maximum of a three-year benefit. This fee is equal to the fee such director received as an active member of the Board prior to termination.

   In 1999, the Compensation Committee approved stock ownership guidelines of five times the annual retainer for the Thomas Board of Directors. The targeted stock ownership should be achieved within four years. Deferred shares will be included in the ownership calculation, but outstanding stock options will not be included.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires that certain of the Corporation's officers and directors, and persons who own more than ten percent of the Corporation's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. During 1999, to the knowledge of the Corporation, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

                                   AUDITORS

   Selection of the independent auditors is made by the Board of Directors upon consultation with the Audit Committee. The firm of Ernst & Young LLP ("Ernst & Young") has been selected as independent auditors for the 2000 fiscal year. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

   A shareholder proposal to be presented at the 2001 Annual Meeting must be received at the Corporation's executive offices, 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207, by no later than November 14, 2000, for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

   In order for a shareholder to nominate a candidate for director, under the Corporation's Bylaws, timely notice of the nomination must be given in writing to the Secretary of the Corporation. To be timely, such notice must be received at the principal executive offices of the Corporation not less than ninety days prior to the meeting of shareholders. Such notice must describe various matters regarding both the nominee and the shareholder giving the notice, including such information as name, address, occupation, and shares held.

   In order for a shareholder to bring other business before a shareholders meeting, timely notice must be given to the Secretary of the Corporation within the time limits described above. Such notice must include various matters regarding the shareholder giving the notice and a description of the proposed business. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Corporation's proxy statement.

                   OTHER MATTERS TO COME BEFORE THE MEETING

   The Board of Directors of the Corporation knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxy will vote upon them in accordance with their best judgment.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                          Phillip J. Stuecker
                                          Vice President of Finance,
                                          Chief Financial Officer and
                                           Secretary

Date: March 14, 2000

                                  DETACH CARD
--------------------------------------------------------------------------------

PROXY
THOMAS INDUSTRIES INC.
4360 BROWNSBORO ROAD, SUITE 300, LOUISVILLE, KENTUCKY 40207
Solicited on behalf of the Board of Directors
Annual Meeting of Shareholders
April 20, 2000

The undersigned hereby appoints Timothy C. Brown and Phillip J. Stuecker, or either of them, with full powers of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of Thomas Industries Inc., to be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, April 20, 2000, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof as follows:

  1. Election of Directors
        [_] FOR all the            [_] WITHHOLD
            nominees listed            AUTHORITY to vote
            below (except as           for all the
            marked to the              nominees listed
            contrary below)            below

     Timothy C. Brown        Wallace H. Dunbar        Franklin J. Lunding, Jr.

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below.

     ___________________________________________________________________________

  2. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

    Please mark, sign on the reverse side, date, and return in the enclosed envelope.

                 (Continued and to be signed on reverse side)

________________________________________________________________________________

                                  DETACH CARD
--------------------------------------------------------------------------------

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, the proxy will be voted FOR Proposal 1.

                                      Date _____________________________ , 2000

                                      _________________________________________
                                                    Signature(s)

                                      _________________________________________
                                                    Signature(s)

                                      When signing as attorney, administrator, personal representative, executor, cus-todian, trustee, guardian, or corporate official, please give your full title as such. When stock is held in the name of more than one person, each such person should sign the proxy.

________________________________________________________________________________